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                                                           EXHIBIT 10(iii)(A)(2)

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 30, 2000, between Titan International, Inc., a Illinois corporation ("Titan" "the Company") and its successor (s), and Michael Akers ("Executive") (hereinafter, as amended or modified and in effect called "Agreement"). The effective date of this Agreement (the "Effective Date") shall be January 30, 2000.

         INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:


        1.       Position.        Titan agrees to employ Executive and Executive
agrees to accept employment as President of Titan Europe Ltd. pursuant to the terms of this Agreement. Executive will perform such services in the capacity of President of Titan Europe as may be assigned to him by the By-laws and, from time to time by the President of Titan during the Employment Term and, if applicable, during the Extended Employment Term, (as such terms are defined in Section 2). Executive will devote such of his business skill, time and effort to his employment hereunder as shall be reasonably necessary to discharge his obligations hereunder.

         2. Employment Term. Executive's term of employment by Titan under this Agreement will begin on the Effective Date and will terminate on the date five years after the Effective Date (the "Employment Term"), unless terminated earlier as provided in Sections 5 and 6 hereof.

                  Subject to the provisions of Sections 5 and 6 of this Agreement, this Agreement shall automatically and without requirement for action by either party be extended for an additional one year period, and similarly shall be automatically extended by successive one-year periods from year to year thereafter (collectively, such one-year renewal periods are hereinafter referred to as the "Extended Employment Term"), unless notice of nonrenewal is given in accordance with the provisions of the following three sentences. If either party desires not to continue the employment of Executive under this Agreement beyond the Employment Term, or, if applicable, beyond the Extended Employment Term (the last day of the Employment Term, or the last day of the Extended Employment Term, if applicable, is hereinafter referred to as the "Termination Date"), that party shall at least twelve (12) months but not more than sixteen (16) months prior to the Termination Date give written notice to such effect to the other party. Unless the notice of nonrenewal is thereafter revoked prior to the Termination Date by the party giving notice, and the party receiving notice of such nonrenewal consents in writing to the revocation thereof, the employment of Executive under this Agreement shall terminate effective on the Termination Date. Any notice of nonrenewal, revocation of nonrenewal or consent to revocation of nonrenewal given by Titan shall be authorized by President.

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         3.       Direct Compensation. For his service hereunder during the
Employment Term and, if applicable, during the Extended Employment Term, Executive will receive a base salary payable at an annual rate of $ 207,500.00 (the "Base Salary"), to be paid in accordance with the normal practices for remunerating Titan executive management. Nothing in this Agreement will be deemed to prohibit an increase at any time in the Base Salary if Titan's Board of Directors approves. (The Base Salary, if so adjusted, is herein called the "Adjusted Base Salary"). In addition to salary, each calendar year, the Executive shall be entitled to receive a minimum bonus of twenty five percent (25%) up to a maximum of one hundred percent (100%) of his salary based on performance with specified criteria. The Board of Directors will establish the bonus and performance standards at the beginning of each year. The Executive shall receive stock options of up to a minimum of fifty percent (50%) of his base salary in shares of the Company stock under the Company Stock Incentive Plan that shall vest and become exercisable as prescribed by the Plan. The Executive during the Employment term shall be entitled to three weeks of vacation plus Titan designated holidays in each year and shall, during such periods, be entitled to remuneration as hereinbefore provided. The Executive shall continue to receive any benefit he currently receives in addition to benefits described in Section 4, 5 and 6.

         4. Standard Executive Benefits. In addition to the benefits described in Sections 4, 5 and 6, Executive and, as applicable, Executive's family, shall be entitled to participate during the Employment Term, and if applicable, during the Extended Employment Term in all of Titan's then prevailing Executive benefit plans and programs which are generally available to Titan executive management, including without limitation, any group life, hospitalization, surgical, major medical and accidental death and dismemberment insurance plans and/or benefits, dental, and any pension or other capital accumulation plans (collectively, the "Standard Executive Benefits").

         5. Death or Disability. In the event of Executive's death or disability hereinafter defined) during the Employment Term, or, if applicable, during the Extended Employment Term, Titan shall pay Executive, his designated beneficiary or estate, in addition to all payments due under Section 4, 5 and 6, the Supplemental Death or Disability Benefits, as the case may be, as described below.

                  5.1 Supplemental Death Benefit. In the event of Executive's death during the Employment Term, or if applicable, during the Extended Employment Term, Titan shall pay Executive's estate a lump sum equal to all earned yet unpaid Base Salary or Adjusted Base Salary, if any, in effect as at such date of death plus the full amount of such Base Salary or Adjusted Base Salary for a period ending six (6) months following the month during which the date of such death occurred (even if such six month period extends beyond the Termination Date), and thereafter during the remainder of the Employment Term, or, if applicable, the Extended Employment Term, fifty percent


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(50%) of Executive's Base Salary. In addition, Titan shall continue to provide
Executive's family with the Standard Executive Benefits from the date of Executive's death until the later of (1) the expiration of the Employment Term or, if applicable, the Extended Employment Term or (2) six months.

                  5.2 Supplemental Disability Benefits. In the event of Disability of Executive (as hereinafter defined), the majority of Titan's Board of Directors as then constituted, at its election and upon 30 days written notice to Executive, may terminate the employment of Executive under this Agreement effective as of the last day of the month within which the end of such 30-day period occurs (the "Disability Termination Date"). For purposes of this Agreement the term "Disability" shall mean the inability of Executive to engage in his regular occupation as a senior executive officer of a corporation generally comparable to Titan at a level of compensation commensurate with his education, training and experience for a substantially continue period which has extended or will foreseeable extend beyond six months in duration as a result of sickness, bodily injury, or mental or emotional disease or disorder of any type, excluding attempted suicide or intentionally self-inflicted injury. Upon termination of the employment of Executive by reason of Disability, the liabilities of Titan will be as follows:

                  (a) During the periods referred to in (i) and (ii) below, Titan shall continue to provide the Executive with the following direct compensation: (i) commencing with the first day of the month next succeeding the Disability Termination Date, a lump sum equal to all earned yet unpaid Base Salary or Adjusted Base Salary, if any, in effect as of such Disability Termination Date plus a monthly amount which shall be equal to one-twelfth of Executive's Base Salary or Adjusted Base Salary, in effect as at such Disability Termination Date, for a period of 24 months following such Disability Termination Date (the "Disability Benefit Continuation Period"); and (ii) for the period, if any, of Disability that extends beyond the Disability Benefit Continuation Period referred to in (i) above, and until the date the Executive attains age 60 or, if sooner, his death, a monthly amount which shall be equal to one-twelfth of fifty percent (50%) of Executive's Base Salary; provided, however, that the monthly amounts payable under (i) and (ii) above shall be reduced by an amount equal to the sum of the amount of monthly benefits then actually received by Executive pursuant to (A) any long-term disability insurance plan then generally provided to executive management by Titan, and (B) any supplemental disability insurance program then provided to Executive by Titan.

                  (b) During the Disability Benefit Continuation Period, Titan shall continue to provide Executive with full participation in the benefits described in Sections 4, 5.1 and 5.2.

                  If there should be any dispute between the parties as to Executive's incapacity or physical or mental disability at any time, such dispute shall be determined by the written opinion of an impartial reputable physician agreed upon for this purpose by




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the parties or their representatives or, failing Agreement by the parties within twenty (20) business days of the request by either party to the other, by a panel of three impartial reputable physicians to be selected within twenty (20) business day of request by either party to the other, one by Executive and one by Titan, respectively, and one by the two physicians so selected. If the physician selected by Titan and Executive should fail to select the third physician within ten (10) business days of their appointment, or if either Titan or Executive should fail to select a physician, the remaining member(s) of the panel shall be appointed by Director of Mayo Clinic of Rochester, MN. The opinion of the majority of the panel as to the matter in dispute shall be final and binding on the parties. Executive shall submit to such examination(s) as may be necessary for the purposes herein.

         6. Termination. Executive's employment under this Agreement may be terminated by Titan upon the occurrence of any of the following events:

                  6.1 Termination for Cause. If Titan terminates the Executive's employment for cause, for this purpose, "Termination for Cause" shall mean (i) termination of the Executive's employment for willful or gross neglect of duties hereunder, or willful or gross misconduct in the performance of such duties, so as to cause material harm to Titan and its subsidiaries considered as a whole, determined in good faith by the President, (ii) termination following a judicial determination that Executive has committed fraud, misappropriation or embezzlement against Titan or (iii) termination due to Executive's having committed any felony for which he is convicted and which, as determined in good faith by the President and results in material harm to Titan and its subsidiaries considered as a whole. Upon the occurrence of a Termination for Cause, Titan's obligations under this Agreement shall terminate, except that in the event of Termination for Cause pursuant to clause (i) of the first sentence of this Section 6.1, Titan shall remain obligated to pay Executive fifty percent (50%) of his Base Salary and to continue for Executive and/or his family the full benefits described in Section 4 during the Employment Term.


                  6.2 Termination Without Cause. If Titan terminates the Executive's employment and unless such termination shall be pursuant to Section 5 or 6.1, such termination shall, in all cases, constitute "Termination Without Cause" with effect from the date of action by Titan. Any demotion from the position of President of Titan Europe Ltd., set forth in Section 1, or any material reduction in the authorities inherent to such position, in each instance unless made with Executive's prior written consent, or upon a termination pursuant to Sections 5 or 6.1, or any non-payment or reduction in the Base Salary or Adjusted Base Salary then in effect or any other breach by Titan of this Agreement shall be deemed to constitute Termination Without Cause:


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                  (a) In the event of Executive's Termination Without Cause,
Titan shall remain obligated to pay Executive 100% of his Base Salary or Adjusted Base Salary then in effect for three (3) years from the effective date of the Termination Without Cause, but in no event beyond the Employment Term or, if applicable, the Extended Employment Term, and 50% of his Base Salary or Adjusted Base Salary then in effect for the balance of the Employment Term remaining beyond the three year period, if any, plus all benefits described in Sections 4, 5 and 6 during the Employment Term;

                  (b) In the event of Executive's Termination Without Cause, Titan agrees to provide for of the Executive and his spouse and dependents which live in the household shall receive, at not cost and expense to them for the remaining Employment term, group medical (including hospitalization, surgical, and major medical) and dental insurance benefits provided or furnished or made available under Titan's Plan (at Executive, or in the event of Executive death, at Executive's spouse's election with respect to which plan) then prevailing Executive benefit plans to the then employed highest level executive officers' of either of them from time to time. Titan shall pay the full premiums for all such benefits furnished through group insurance plans as well as all other charges and expenses for providing such benefits;

                  (c) In the event of Executive's Termination Without Cause, Titan agrees all outstanding stock options and the Employer match under Titan's 401k Plan for the Executive shall vest 100% immediately; and

                  (d) In the event of Executive's Termination Without Cause, Titan shall provide, as a condition of any such sale, that the acquiring corporation and successor shall assume this Agreement and become obligated to perform all of the terms and conditions hereof.

         7. Successors and Assigns. This Agreement shall be binding upon any successor or assigns of Titan and a successor or assigns shall be any surviving corporation under which it might be merged or consolidated or the purchaser of substantially all of the assets of Titan.

         8. Termination. This Agreement shall terminate upon the death of both Executive and his spouse or earlier if mutually agreed upon by the Executive and Titan.

         9. Expenses. Titan will pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including, without. limitation expenses for entertainment, travel (including automobile operating expenses), meals, hotel accommodations and other ordinary and necessary activities incurred on behalf of the company, subject to reasonable documentation of such expenses by Executive.


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         10.      Inventions and Improvements. Any invention or development of any kind related to Titan's business made or conceived by Executive (solely, jointly or in conjunction with anyone else) while he is employed by Titan pursuant to this Agreement shall be promptly disclosed by Executive to Titan and shall be the sole property of Titan. Executive shall execute an assignment to Titan, or to another designated by it, of his entire claim to and interest in each such invention or development. Executive undertakes to sign all lawful papers and, at Titan's expense, to assist it in every lawful way to obtain and sustain patents or copyrights for its benefit in any such inventions or developments when requested by Titan. Executive shall not be entitled to compensation beyond his Base Salary or Adjusted Base Salary for the performance of any such acts.

         11. Confidential Information.. Executive acknowledges that by reason of his employment with Titan he has and will hereafter, from time to time during his Employment Term, and, if applicable, during the Extended Employment Term, become exposed to and/or become knowledgeable about proposals, plans, inventions, practices, systems, programs, formulas, customer lists, and other forms of business information which are not known to Titan's competitors and which are not recognized as being encompassed within standard business management practices and which are kept secret and confidential by Executive (the "Confidential Information"). Executive therefore agrees that at no time during or after the period of his employment by Titan will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of Titan, provided, that no payment required to be made by Titan under the terms of this Agreement including the Exhibits hereto after termination of the employment of Executive shall be subject to any right of set-off, counterclaim, defense, abatement, suspension, deferment or reduction by reason of any claim against Executive based upon breach of the covenant in this
Section 12 other than execution of an unsatisfied final judgment rendered by a court of competent jurisdiction.

         12. Competition. Executive hereby agrees that until the termination of his employment under this Agreement, and for a period of three
(3) years thereafter, he will not, unless authorized in writing to do so by Titan, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any substantial manner with any business which directly competes to a material extent with line of business of Titan or its subsidiaries that is material to the businesses, financial condition or prospects of Titan and its subsidiaries considered as a whole; provided that nothing in this paragraph shall prohibit Executive from acquiring up to 5% of any class of outstanding equity securities of any corporation whose equity securities are regularly traded on a national securities exchange or in the "over-the-counter market".

         13. Relocation. Executive shall not be required to relocate his residence during the Employment Term or, if applicable, during the Extended Employment Term,


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without his consent. If the Board of Directors of Titan approves or requires relocation of its executive from England and if such relocation reasonably would require Executive to move and thereby sell his present residence and purchase a different one and if Executive consents to relocate his residence to such new location, then Titan shall pay all reasonably requested moving and relocation expenses including but not limited to real estate commissions, legal fees and costs, appraisals, title insurance, surveys and inspections directly related to such sale and closing and financing costs directly related to the purchase or construction of a new residence. In addition, Titan will indemnify Executive for any net loss (measured by the difference between (a) the average of two current appraisals by recognized appraisers mutually agreed upon by the parties, and (b) the actual selling price of the residence) arising from the sale of his residence (caused by such required relocation): provided, however, that Titan shall alternatively have a right of first refusal to acquire the residence at the average appraisal price giving rise to such loss. Notwithstanding the foregoing, Executive shall have the right to relocate his residence and perform his services hereunder at a location other than Titan's England facility or the successor location thereto, so long as such relocation and performance of services does not prevent the fulfillment of his duties and obligations hereunder.

         14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Illinois unless another location shall be mutually agreed to by the parties at the time of the arbitration. In any dispute between the parties as to which Executive is sustained on the claim(s) by or against him, Titan shall pay all legal fees incurred by Executive in connection with the dispute over such claim(s). If more than one is involved in any dispute and if Executive is sustained as to one or more of such claims but not as to all of such claims, there shall be a reasonable allocation of applicable legal expenses. Titan will reimburse Executive for those legal expenses determined by the arbitrator(s) or by the consent of the parties to be allocable to the claim or claims as to which Executive is upheld.

         15. Binding Effect: Amendments. Executive's undertakings hereunder will be binding regardless of (i) the duration of his employment with Titan; or
(ii) the reasons for or manner of termination of his employment. This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties, will supersede any prior understanding between the parties relating to the same subject matter and may be modified and varied only in writing signed by the parties hereto.

         16. Notices. All notices hereunder shall be given in writing by personal delivery or by registered mail addressed to Titan at is principal place of business and to Executive at his residence address as then listed in Titan's records.


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         17.      Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of Illinois and jurisdiction of the State of Illinois.

         18. Miscellaneous. (a) the failure of a party to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing signed by the party waiving any right; (b) the underlined captions in this Agreement at the beginning of Sections are for reference only and shall not be deemed to define or limit the provisions hereof or to affect their construction and application; (c) the parties agree that this Agreement may be executed in any number of counterparts, and in the event, each counterpart shall be deemed a complete original and be enforceable without reference to any other counterpart.

         19. Survival. Termination of the Executive's employment whether voluntary or involuntary, whether with or without cause, shall not relieve the Company and/or its successor (s) from their obligations hereunder. All of Sections 5 and 6 and shall survive the termination of this Agreement and shall not relieve the Company and/or successor from their obligations under these Sections.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                         TITAN INTERNATIONAL, INC


                                         By:  /s/ Maurice M. Taylor, Jr.,
                                            -----------------------------------
                                            Maurice M. Taylor, Jr., President


                                              /s/ Michael Akers
                                            -----------------------------------
                                              Michael Akers



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